Exhibit 5.1

609 Main Street Houston, TX 77002 United States + 713 836 3600 www.kirkland.com	Facsimile: +1 214 972 1771

October 6, 2021

Archaea Energy Inc.

4444 Westheimer Road, Suite G450

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Archaea Energy Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the selling securityholders named in the prospectus contained in the Registration Statement of (i) up to 29,166,667 shares of the Company’s Class A Common Stock, par value $0.0001 (“Class A Common Stock”), issued in a private placement that was consummated in connection with the closing of the Business Combinations (as defined herein) (the “PIPE Shares”), (ii) 56,350,385 shares of Class A Common Stock (the “Business Combination Shares”) underlying the Class A units of LFG Acquisition Holdings LLC, a Delaware limited liability company (“Opco”), that were issued as partial consideration in connection with the Business Combinations and are convertible into shares of Class A Common Stock pursuant to the terms of the Opco LLCA (as defined below), (iii) 2,500 shares of Class A Common Stock held by one of the registrant’s initial stockholders (the “Sponsor Shares”), (iv) 5,931,350 shares of Class A Common Stock underlying the Opco Class A units held by the registrant’s initial stockholders and are convertible into shares of Class A Common Stock pursuant to the terms of the Opco LLCA (the “Sponsor Conversion Shares”), (v) 6,771,000 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants (as defined herein), (vi) 11,862,500 shares of Class A Common Stock issuable upon the exercise of the Public Warrants (as defined herein) and (vii) 250,000 shares of Class A Common Stock issuable upon the exercise of the Forward Purchase Warrants (as defined herein and, collectively with the Private Placement Warrants and the Public Warrants, the “Warrants”), with each Warrant being exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50.

For purposes of this opinion letter, the following terms have the meanings specified below unless otherwise defined herein:

“Archaea Merger Agreement” are to the Business Combination Agreement, dated April 7, 2021, as amended, by and among RAC, Opco, LFG Intermediate Co, LLC, a Delaware limited liability company (“LFG Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company (“LFG Buyer”), Fezzik Merger Sub, LLC, a direct subsidiary of LFG Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company, and Archaea Energy II LLC, a Delaware limited liability company (“Archaea”), pursuant to which, among other things, Archaea Merger Sub merged with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of LFG Buyer.

“Aria Merger Agreement” are to the Business Combination Agreement, dated as of April 7, 2021, as amended, by and among RAC, Opco, LFG Intermediate, LFG Buyer, Inigo Merger Sub, LLC, a Delaware limited liability company (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company, pursuant to which, among other things, Aria Merger Sub merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of LFG Buyer.

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“Business Combinations” means the transactions contemplated by the Business Combination Agreements.

“Business Combination Agreements” are to the Aria Merger Agreement and the Archaea Merger Agreement.

“Board” means the board of directors of the Company.

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of September 30, 2020, by and among RAC, Opco, Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”), as amended on April 7, 2021.

“Forward Purchase Warrants” means 250,000 warrants issued in connection with the Forward Purchase Agreement.

“Forward Purchase Warrant Shares” means the shares of Class A Common Stock underlying the Forward Purchase Warrants.

“IPO” are to the Company’s initial public offering, consummated on October 26, 2020, through the sale of 23,725,000 units (including 2,225,000 units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“Opco LLCA” means the Second Amended and Restated Limited Liability Company agreement of Opco that is currently in effect.

“Private Placement Warrants” means the warrants issued to the Sponsor and Atlas in private placements simultaneously with the closing of the IPO.

“Private Placement Warrant Agreement” means the warrant agreement, dated October 21, 2020, by and between the Company, Opco and Sponsor.

“Private Placement Warrant Shares” means the shares of Class A Common Stock underlying the Private Placement Warrants.

“Public Warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

“Public Warrant Shares” means the shares of Class A Common Stock underlying the Public Warrants.

“RAC” means Rice Acquisition Corp., a Delaware corporation, which was the name of the Company prior to the consummation of the Business Combinations.

“Securities” means the shares of Class A Common Stock and the Warrants covered by the Registration Statement.

“Securities Agreements” means the Warrant Agreement, Private Placement Warrant Agreement, the Forward Purchase Agreement, the Subscription Agreements, and the Opco LLCA.

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“Sponsor” are to Rice Acquisition Sponsor LLC, a Delaware limited liability company.

“Subscription Agreements” are to, collectively, those certain subscription agreements entered into on April 7, 2021 and September 13, 2021 between the Company and certain investors, pursuant to which such investors have agreed to purchase an aggregate of 29,166,667 shares of Class A Common Stock.

“Warrant Agreement” means the warrant agreement, dated October 21, 2020, by and between the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent.

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), the Warrant Agreement (including the form of warrant set forth therein), the Private Placement Warrant Agreement, the Subscription Agreements, the Opco LLCA and the Forward Purchase Agreement, each of which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the applicable Securities Agreements will be the valid and legally binding obligation of each party thereto other than the Company and Opco, as applicable. We have also assumed that, with respect to the issuance of any Securities, the amount of valid consideration paid in respect of such Securities will equal or exceed the par value of such Securities.

In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Securities, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Securities pursuant to the applicable Securities Agreement will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the applicable Securities Agreements and such Securities) and (3) the issuance and delivery by the Company of such Securities (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The PIPE Shares and the Sponsor Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	With respect to the Business Combination Shares, assuming the due issuance and delivery of the Business Combination Shares in accordance with the provisions of the Opco LLCA, the Charter and the Delaware General Corporation Law, the Business Combination Shares will be validly issued, fully paid and nonassessable.

3.	With respect to the Sponsor Conversion Shares, assuming the due issuance and delivery of the Sponsor Conversion Shares in accordance with the provisions of the Opco LLCA, the Charter and the Delaware General Corporation Law, the Sponsor Conversion Shares will be validly issued, fully paid and nonassessable.

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4.	The Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

5.	With respect to the Forward Purchase Warrant Shares, assuming the due issuance and delivery of the Forward Purchase Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Charter and the Delaware General Corporation Law, the Forward Purchase Warrant Shares will be validly issued, fully paid and nonassessable.

6.	With respect to the Private Placement Warrant Shares, assuming the due issuance and delivery of the Private Placement Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Charter, the Private Placement Warrant Agreement and the Delaware General Corporation Law, the Private Placement Warrant Shares will be validly issued, fully paid and nonassessable.

7.	With respect to the Public Warrant Shares, assuming the due issuance and delivery of the Public Warrant Shares, upon payment therefor in accordance with the Warrant Agreement and otherwise in accordance with the provisions of such agreement, the Charter and the Delaware General Corporation Law, the Public Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth in paragraph 4 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In connection with the provisions of the Securities Agreements whereby the parties submit to the jurisdiction of the courts of the United States of America for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Securities Agreements that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP